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                                                                    EXHIBIT 10.4

                                ROCK-TENN COMPANY

                        KEY EMPLOYEE INCENTIVE BONUS PLAN

               (As Amended by the Board of Directors on 10/27/94)

1. Purposes. The purposes of this Key Employee Incentive Bonus Plan are to provide an incentive for selected key employees of Rock-Tenn Company (the "Company") and any Subsidiary of the Company, who are in a position to make a significant contribution to the successful operations of the Company or any Subsidiary of the Company; to attract and retain in the employ of the Company persons of outstanding ability; and to further the identity of interests of such employees with those of the shareholders of the Company generally.

2. Definitions. For purposes of the Plan, the following terms shall have the following meanings:

         a. "Administrative Committee" means a committee appointed by the Board of Directors consisting of designated executive officers to administer the Plan as set forth in Section 3.

         b. "Base Salary" means the basic annual rate of compensation paid by the Company or any Subsidiary to a Participant as of the 30th day of September of a Plan Year, determined without regard to this Plan or any other incentive compensation, profit sharing or pension Plan, directors, fees, medical or health insurance or reimbursement Plans or other similar forms of compensation.

         c. "Bonus Level" means a percentage of Base Salary associated with a Targeted Income Amount. The Bonus Level for any Targeted Income Amount for any Plan Year shall be as determined from time to time by the Board of Directors or the Compensation Committee.

         d.       "Company" means Rock-Tenn Company, a Georgia corporation.

         e. "Compensation Committee" means the Compensation Committee of the Board of Directors as constituted from time to time.

         f. "Eligible Employee" means an employee of the Company or any Subsidiary who is in a position to make a significant contribution to the operations of the Company of any Subsidiary.

         g. "Participant" means an Eligible Employee who has been selected by the Board of Directors of the Company or the Administrative Committee to receive a bonus award under the Plan.

         h.       "Plan" means this Key Employee Incentive Bonus Plan.

         i.       "Plan Year" means a fiscal year of the Company.

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         j.       "Management Committee" means those individuals designated from time to time by the Board of Directors of the Company.

         k. "Results of Operations Report" means the final report prepared by the Chief Financial Officer of the Company with respect to the results of operations of the Company and its Subsidiaries for each Plan Year.

         l. "Subsidiary" means with respect to any Plan Year any corporation the income from which is required to be included in the consolidated federal income tax return of the Company for such Plan Year.

         m. "Targeted Income Amounts" relating to designated Bonus Levels shall be as determined from time to time by the Board of Directors or the Compensation Committee. Bonus awards for any Plan Year will be computed based on the amount of consolidated pre-tax income of the Company and its subsidiaries as set forth in the Results of Operations Report for such Plan Year, which will be measured against the Targeted Income Amounts to determine the applicable Bonus Level.

3. Administration. The Plan shall be administered by the Board of Directors of the Company or by a committee consisting of certain executive officers appointed by the Board of Directors (the "Administrative Committee"). The Board of Directors of the Company shall have the authority to administer all matters pertaining to the operation of the Plan, and the Administrative Committee shall have all such powers of the Board with respect to the Plan except those provided in Section 6 hereunder or otherwise reserved herein to the Board of Directors or the Compensation Committee.

4. Participants. Not later than 30 days after the end of each Plan Year, the Board of Directors of the Company or the Administrative Committee shall designate the Eligible Employees who shall be Participants for such Plan Year. Each Participant for such Plan Year shall be entitled to receive a bonus award determined in accordance with Section 5 hereof only if such Participant was an Eligible Employee for each day of such Plan Year; provided, however, that the Board of Directors of the Company or the Administrative Committee shall have the authority to include Eligible Employees as Participants whose employment begins during a Plan Year or ends during a Plan Year or whose employment during such year is interrupted so long as the Participant is an employee of the Company or a Subsidiary at the end of the Plan Year, but in such case the bonus award to which such Participant shall be entitled in accordance with Section 5 hereof shall be prorated on the basis of the number of days during such year that the Participant was an Eligible Employee.

5.       Bonus Awards.

         a. Subject to Section 6, during each Plan Year, each Participant shall be entitled to receive a bonus award computed and based on the applicable Targeted Income Amount and related Bonus Levels as approved by the Board of Directors or the Compensation Committee for such Plan Year.


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b.                Bonus awards for any Plan Year shall be computed by the Chief
                  Financial Officer of the Company as soon as practicable following the end of the Plan Year and thereafter will be reviewed by the Board of Directors or the Compensation Committee. Bonus awards shall be paid to Participants not later than 60 days after the determination of the bonus awards for such year; provided, however, that the Board of Directors or the Administrative Committee in its discretion shall have the authority to delay payment thereof for an additional 90 days.

6. Amendment and Termination. Although it is the present intention of the Company to grant bonus awards hereunder annually, the Board of Directors reserves the right to amend the Plan from time to time or to repeal the Plan entirely, or to suspend the granting of awards temporarily or permanently; provided, however, that such right to amend or repeal the Plan or suspend or discontinue granting awards under the Plan may be delegated by the Board to the Compensation Committee.


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                             AMENDMENT NUMBER ONE TO
                                ROCK-TENN COMPANY
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         Pursuant to the Powers reserved in ss.8 of the Rock-Tenn Company Supplemental Executive Retirement Plan which became effective as of October 1, 1994, Rock-Tenn Company hereby amends ss.2.5 and 2.7 of The Plan to read as follows:

                  2.5 Rock-Tenn. The term "Rock-Tenn" shall mean Rock-Tenn Company, any successor to Rock-Tenn Company and any entity directly or indirectly controlled by Rock-Tenn Company or its successors.

                  2.7 Pension Plan. The term "Pension Plan" shall mean The Rock-Tenn Company Pension Plan, as amended from time to time and, if applicable, the RTS Packaging, LLC Pension Plan, as amended from time to time.

                  This Amendment Number One shall be effective as of this 23rd day of September, 1998.

                                       ROCK-TENN COMPANY

                                       By:
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                                       Title:
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                                       Date:
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